Exhibit 99.1

 Highpower International Reports Fourth Quarter and Full Year 2018 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, March 28, 2019 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium-ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Highlights (all results compared to prior year period)

•	Net sales for the fourth quarter of 2018 increased 12.0% to $88.7 million from $79.2 million. Excluding the impact of the deconsolidation of Ganzhou Highpower Technology Co., Ltd. ("GZ Highpower"), net sales increased 40.7% to $88.7 million from $63.0 million.
•	Lithium business net sales increased 38.5% to $66.3 million from $47.9 million.
•	Gross margin increased to 23.1% of net sales compared to 14.9%.
•	Net income attributable to the Company for the fourth quarter of 2018 was $5.4 million, or $0.35 per diluted share, compared to $4.8 million, or $0.31 per diluted share. Excluding the impact of the deconsolidation of GZ Highpower, net income attributable to the Company increased 20.9% to $5.4 million from $4.5 million.

Full Year 2018 Highlights (all results compared to prior year period)

•	Net sales increased 20.4% to $293.9 million from $244.2 million. Excluding the impact of the deconsolidation of GZ Highpower, net sales increased 36.1% to $293.9 million from $215.9 million.
•	Lithium business net sales increased 36.1% to $220.0 million from $161.7 million.
•	Gross margin was 19.3% compared to 19.4%.

•	Net income attributable to the Company decreased 21.6% to $13.2 million, or $0.84 per diluted share, compared to $16.8 million, or $1.09 per diluted share. Excluding the impact of the deconsolidation of GZ Highpower, net income decreased 16.4% to $13.2 million compared to $15.7 million.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to report that our top-line performance beat our guidance for both the fourth quarter and full year 2018, thanks to growing demand for high quality and high safety rechargeable batteries and total solutions from the high-end consumer product, industrial application, artificial intelligence and wearable product industries. Our strategy of focusing on target applications and customers started to yield results, with net sales growing more than 20% year over year in 2018.”

Mr. Pan continued, "Looking forward to 2019, we expect continued challenges and opportunities from changes in the macro environment and in the industry supply chain. We will stay true to our mission of producing high quality and safe battery products and services and our strategy of focusing on applications and customers where we can best add value with our core strengths. At the same time, we will manage our operations and customer expectations to minimize the impact.”

Fourth Quarter and Full Year 2018 Financial Results

Net Sales

Net sales for the fourth quarter of 2018 increased 12.0% to $88.7 million from $79.2 million in the prior year period, primarily attributable to growth in revenues from both the Lithium segment and the Ni-MH batteries and accessories segment. The year-over-year increase of net sales was primarily driven by the optimization of the Company’s sales structure, partially offset by the impact of the deconsolidation of GZ Highpower. Excluding the impact of the deconsolidation of GZ Highpower, net sales increased 40.7% to $88.7 million from $63.0 million.

Net sales increased 20.4% to $293.9 million for the year ended December 31, 2018, compared to $244.2 million in 2017. Excluding the impact of the deconsolidation of GZ Highpower, net sales increased 36.1% to $293.9 million from $215.9 million.

Gross Profit

Gross profit for the fourth quarter of 2018 increased 73.5% to $20.5 million from $11.8 million in the prior year period. Gross margin for the fourth quarter of 2018 increased to 23.1% from 14.9% in the prior year. Excluding the impact of the deconsolidation of GZ Highpower, gross margin was 23.1% compared to 17.0%.

Gross profit for the year increased 20.1% to $56.9 million from $47.4 million in the prior year period. Gross margin was 19.3% and 19.4% for full year 2018 and 2017, respectively. Excluding the impact of the deconsolidation of GZ Highpower, gross profit for 2018 increased 29.2% to $56.9 million from $44.0 million. Gross margin was 19.3% compared to 20.4%.

Operating Expenses

•	Research and development (R&D) expenses for the fourth quarter of 2018 were $3.8 million compared to $3.1 million in the prior year period. As a percentage of net sales, R&D expenses increased to 4.3% from 3.9% in the prior year period. Research and development expenses were $13.5 million, or 4.6% of net sales, for 2018 compared to $9.5 million, or 3.9% of net sales, in 2017. The increase in R&D expenses were primarily driven by continued hiring for key positions and new graduates.

•	Selling and distribution expenses for the fourth quarter of 2018 were $3.4 million compared to $2.3 million in 2017. As a percentage of net sales, selling and distribution expenses increased to 3.8% from 2.9% in the prior year period. Selling and distribution expenses were $10.1 million, or 3.4% of net sales, in 2018 compared to $7.5 million, or 3.1% of net sales, in 2017. The increase was mainly driven by expanded business scale, including marketing expenses for more brand customers.

•	General and administrative expenses for the fourth quarter of 2018 were $5.5 million compared to $5.4 million in the prior year period. As a percentage of net sales, general and administrative expenses decreased to 6.2% from 6.8% in the prior year period. General and administrative expenses were $19.3 million, or 6.6% of net sales, in 2018 compared to $15.4 million, or 6.3% of net sales, in the prior year. The increase was mainly due to the increase of payroll expenses and amortization of share-based compensation.

Net Income

Net income attributable to the Company for the fourth quarter of 2018 increased to $5.4 million from $4.8 million in the prior year period. Net income attributable to the Company per diluted share for the fourth quarter of 2018 increased to $0.35 from $0.31 in the prior year period. Excluding the impact of the deconsolidation of GZ Highpower, net income attributable to the Company increased 20.9% to $5.4 million from $4.5 million in the prior year period.

For the quarters ended December 31, 2018 and 2017, the Company's weighted average diluted shares outstanding used in computing diluted shares were 15,573,840 and 15,648,888, respectively.

Net income attributable to the Company for full year 2018 decreased to $13.2 million from $16.8 million in the prior year period. Net income attributable to the Company per diluted share for the full year decreased to $0.84 from $1.09 in the prior year period. Excluding the impact of the deconsolidation of GZ Highpower, net income for the full year 2018 and 2017 was $13.2 million and $15.7 million, respectively.

For the years ended December 31, 2018 and 2017, the Company's weighted average diluted shares outstanding used in computing diluted share were 15,606,177 and 15,435,371, respectively.

EBITDA

EBITDA for the fourth quarter of 2018 decreased 3.4% to $8.6 million from $9.0 million in the prior year period. EBITDA for the full year of 2018 decreased 16.4% to $23.2 million from $27.8 million in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Revenue Breakdown by Geography:

	For the years ended December 31,
	2018	2017
	$	$
Net sales
China mainland	142,429,214	139,096,630
Asia, others	119,255,566	81,060,414
Europe	24,482,803	18,684,852
North America	7,385,580	4,769,797
Others	378,798	554,619
	293,931,961	244,166,312

Balance Sheet Highlights

	December 31,
($ in millions, except per share data)	2018	2017
	$	$
Cash	24.9	14.5
Total Current Assets	215.0	156.0
Total Assets	288.1	220.3

Total Current Liabilities	210.8	152.3
Total Liabilities	210.8	153.1
Total Equity	77.3	67.2
Total Liabilities and Equity	288.1	220.3
Book Value Per Share	4.97	4.33

Financial Outlook

For the first quarter of 2019, the Company expects net revenues to grow over 20% year over year. Gross margin is expected to be around 20% for the first quarter of 2019. The Company will closely monitor all potential risks and uncertain impacts related to the trade conflict between the U.S. and China, raw material prices, and exchange rates.

Conference Call Details

The Company will hold a conference call on Thursday, March 28, 2019, at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to https://78449.themediaframe.com/dataconf/productusers/hpj/mediaframe/29117/indexl.html. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA are reconciled in the tables below to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include outlook on net revenues and gross margins, business and financial expectations and anticipated growth during 2019. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation; inability to successfully expand our production capacity and improve production efficiency; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; ; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; impact of trade relations between China and the U.S. and other countries where we sell our products; unexpected fluctuations in exchange rates and our ability to successfully manage hedging; our ability to continue R&D development to keep up with technological changes, and adverse changes in legal, regulatory and economic factors generally. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report for the year ended December 31, 2018 on Form 10-K and other public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	December 31,	December 31,
	2018	2017
	$	$
ASSETS
Current Assets:
Cash	24,916,484	14,502,171
Restricted cash	44,495,633	25,953,946
Accounts receivable, net	77,279,817	58,252,999
Amount due from a related party	477,663	1,165,838
Notes receivable	256,712	2,606,517
Advances to suppliers	2,292,843	6,050,531
Prepayments and other receivables	10,457,789	4,268,527
Foreign exchange derivative assets	-	236,436
Inventories	54,790,461	42,946,644

Total Current Assets	214,967,402	155,983,609

Long-term prepayments	2,617,419	3,715,445
Property, plant and equipment, net	56,523,177	46,520,776
Land use right, net	2,445,751	2,639,631
Other assets	643,128	748,431
Deferred tax assets, net	865,370	750,267
Long-term investments	9,993,852	9,906,379

TOTAL ASSETS	288,056,099	220,264,538

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	66,486,690	60,368,012
Deferred government grants	464,206	309,638
Short-term loans	24,856,744	10,128,646
Non-financial institution borrowings	8,761,426	10,756,158
Notes payable	73,607,284	54,859,478
Foreign exchange derivative liabilities	521,509	-
Amount due to related parties	6,116,851	-
Other payables and accrued liabilities	25,860,703	12,243,345
Income taxes payable	4,124,719	3,609,391

Total Current Liabilities	210,800,132	152,274,668

Income taxes payable, noncurrent	-	777,685

TOTAL LIABILITIES	210,800,132	153,052,353

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	December 31,	December 31,
	2018	2017
	$	$

EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,559,658 shares issued and outstanding at December 31, 2018 and 15,509,658 shares issued and outstanding at December 31, 2017, respectively)	1,556	1,551
Additional paid-in capital	13,863,282	12,709,756
Statutory and other reserves	8,012,052	6,549,815
Retained earnings	56,173,912	44,481,568
Accumulated other comprehensive (loss) income	(794,835)	3,469,495

TOTAL EQUITY	77,255,967	67,212,185

TOTAL LIABILITIES AND EQUITY	288,056,099	220,264,538

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	For the years ended December 31,
	2018	2017
	$	$
Net sales	293,931,961	244,166,312
Cost of sales	(237,056,725)	(196,792,444)
Gross profit	56,875,236	47,373,868

Research and development expenses	(13,492,057)	(9,512,074)
Selling and distribution expenses	(10,087,885)	(7,500,560)
General and administrative expenses	(19,300,316)	(15,393,791)
Foreign currency transaction gain (loss)	1,860,323	(2,390,417)
Total operating expenses	(41,019,935)	(34,796,842)

Income from operations	15,855,301	12,577,026

Changes in fair value of warrant liability	-	259
Changes in fair value of foreign exchange derivatives	(1,145,387)	273,496
Government grants	2,460,013	1,357,852
Other income	268,438	458,247
Equity in (loss) earnings of investee	(140,132)	107,243
Gain on dilution in equity method investee	-	500,270
Gain on sale of long-term investment	-	1,677,367
Gain on deconsolidation of a subsidiary	-	6,004,008
Interest expenses	(1,761,718)	(1,426,547)
Income before income taxes	15,536,515	21,529,221

Income taxes expenses	(2,381,934)	(4,315,325)
Net income	13,154,581	17,213,896

Less: net income attributable to non-controlling interest	-	441,044
Net income attributable to the Company	13,154,581	16,772,852

Comprehensive income
Net income	13,154,581	17,213,896
Foreign currency translation (loss) gain	(4,264,330)	4,234,078
Comprehensive income	8,890,251	21,447,974

Less: comprehensive income attributable to non-controlling interest	-	479,098
Comprehensive income attributable to the Company	8,890,251	20,968,876

Earnings per share of common stock attributable to the Company
- Basic	0.85	1.09
- Diluted	0.84	1.09

Weighted average number of common stock outstanding
- Basic	15,546,644	15,326,797
- Diluted	15,606,177	15,435,371

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	For the years ended December 31,
	2018	2017
	$	$
Cash flows from operating activities
Net income	13,154,581	17,213,896
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,938,295	5,290,980
(Recovery of bad debt) bad debt expense	(784,431)	58,728
Loss on disposal of property, plant and equipment	272,633	48,976
Impairment of property, plant and equipment	569,120	-
Deferred taxes	(156,441)	374,626
Changes in fair value of foreign exchange derivatives	1,145,387	(228,314)
Gain on deconsolidation of a subsidiary	-	(6,004,008)
Equity in loss (earnings) of investee	140,132	(107,243)
Gain on dilution in equity method investee	-	(500,270)
Gain on sale of long-term investment	-	(1,677,367)
Share based compensation	941,031	326,171
Changes in fair value of warrant liability	-	(259)
Changes in operating assets and liabilities:
Accounts receivable	(21,085,450)	(11,926,311)
Other assets	76,027	(288,180)
Notes receivable	2,291,487	(1,389,107)
Advances to suppliers	3,567,895	(5,070,174)
Prepayments and other receivables	(5,039,974)	(673,006)
Amount due from a related party	650,454	7,140,963
Amount due to related parties	141,577	(1,569,839)
Inventories	(14,407,492)	(24,705,574)
Accounts payable	5,509,066	15,183,933
Deferred government grants	250,989	154,151
Other payables and accrued liabilities	14,422,792	2,023,991
Income taxes payable	(86,809)	2,240,550
Net cash flows provided by (used in) operating activities	7,510,869	(4,082,687)

Cash flows from investing activities
Acquisitions of plant and equipment	(15,598,608)	(13,730,328)
Loan to a related party	-	(514,821)
Proceeds from sale of long-term investment	-	10,535,062
Impact to cash resulting from deconsolidation of a subsidiary	-	(632,754)
Payment for long-term investment	(316,484)	-
Net cash flows used in investing activities	(15,915,092)	(4,342,841)

Cash flows from financing activities
Proceeds from short-term bank loans	28,824,056	12,725,676
Repayments of short-term bank loans	(12,983,353)	(22,331,365)
Proceeds from a related party	5,945,384	-
Repayment of loan from a related party	(195,919)	-
Proceeds from non-financial institution borrowings	-	10,386,681
Repayments of non-financial institution borrowings	(1,507,068)	(3,857,910)
Proceeds from notes payable	130,784,037	90,871,294
Repayments of notes payable	(108,233,565)	(69,511,376)
Payment of derivative instruments	(375,260)	-
Proceeds from exercise of employee options	-	802,691
Repayment from GZ Highpower	-	6,035,600
Net cash flows provided by financing activities	42,258,312	25,121,291
Effect of foreign currency translation on cash	(4,898,089)	3,222,321
Net increase in cash and restricted cash	28,956,000	19,918,084
Cash and restricted cash- beginning of year	40,456,117	20,538,033
Cash and restricted cash- end of year	69,412,117	40,456,117

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	2,625,182	1,700,149
Interest expenses	1,950,076	1,550,878
Non-cash investing and financing activities:
Shares issued for legal case settlement	212,500	-
Offset of deferred income related to government grant and property, plant and equipment	75,584	263,948
Purchase of property and equipment financed by accounts payables	3,895,765	(1,150,460)
Reconciliation of cash and restricted cash
Cash	24,916,484	14,502,171
Restricted cash	44,495,633	25,953,946
Total cash and restricted cash shown in the consolidated statements of cash flows	69,412,117	40,456,117

Reconciliation of Net Income to EBITDA

	For the years ended December 31,
	2018	2017
	$	$
Net income attributable to the Company	13,154,581	16,772,852

Interest expense	1,761,718	1,426,547
Income taxes expenses	2,381,934	4,315,325
Depreciation and Amortization	5,938,295	5,290,980
EBITDA	23,236,528	27,805,704

Key financial items excluding GZ Highpower

	For the years ended December 31,
	2018	2017
	$	$
Sales:
Lithium Business	219,964,972	161,660,771
Ni-MH Batteries and Accessories	73,966,989	53,492,309
Sales to GZ Highpower	-	746,776
Net sales (excluding GZ Highpower)	293,931,961	215,899,856
Gross profit (excluding GZ Highpower)	56,875,236	44,023,549
Gross profit margin (excluding GZ Highpower)	19.3%	20.4%

Net income:
Net income	13,154,581	17,213,896
Less: Net income of GZ Highpower (including transaction with GZ Highpower)	-	1,470,145
Net income (excluding GZ Highpower)	13,154,581	15,743,751